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                                                                     EXHIBIT 3.5

                                    AMENDMENT
                                     TO THE
                                    BYLAWS OF
                        FINANCIAL INDUSTRIES CORPORATION
                                  June 16, 1992


         WHEREAS, the Board of Directors of Financial Industries Corporation (the "Company") resolved to amend the bylaws of the Company (the "Bylaws") on June 16, 1992 as set forth below:

         NOW, THEREFORE, the following change shall be made to the Bylaws pursuant to such resolutions:

         Article IV, section 9.1 of the Bylaws of the Company is hereby deleted in its entirety and is hereby replaced with the following:

                  9.1. The corporation shall indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is or was a director or officer of the corporation or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a person serving in such capacity under the Texas Business Corporation Act, as the same exists or may hereafter be amended. Such right shall be a contract right and shall include the right to be paid by the corporation for all expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. The corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

                  As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative,



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                  arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

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The undersigned, as assistant secretary of the Company, hereby certifies that these amendments are true and correct as approved by the board of directors on the date first mentioned above.

                                       /s/ THEODORE A. FLERON
                                       --------------------------
                                       Name: Theodore A. Fleron
                                       Title: Assistant Secretary



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